Exhibit 5.1
June 30, 2008
Board of Directors
National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, Virginia 20171-3025
Ladies and Gentlemen:
          We are acting as counsel to National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (the “Company”), in connection with its Registration Statement on Form S-3, Registration No. 333-146960 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the public offering of $900,000,000 in aggregate amount of the Company’s 5.50% Collateral Trust Bonds due 2013 and $400,000,000 in aggregate principal amount of Floating Rate Collateral Trust Bonds due 2010 (together, the “Securities”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 attached hereto. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the District of Columbia Cooperative Association Act, as amended (the “Cooperative Association Act”) and (ii) the laws of the State of New York (but not including ay laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Cooperative Association Act” includes the statutory provisions contained therein, all applicable provisions of the District of Columbia Constitution and reported

Board of Directors,
National Rural Utilities
     Cooperative Finance Corporation
June 30, 2008

judicial decisions interpreting these laws.
          For the purposes of this opinion letter, we have assumed that (i) the Trustee (as defined on Schedule I hereto) has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture (as defined on Schedule I hereto) and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and the conduct of the Trustee has complied with any requirements of good faith, fair dealing and conscionability, (vi) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amendent, and no stop order suspending its effectiveness will have been issued and remain in effect and (vii) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.
          Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) receipt by the Company of the consideration specified in the Resolutions (as defined on Schedule I hereto) and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company.
          This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Directors,
National Rural Utilities
     Cooperative Finance Corporation
June 30, 2008

          In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement, each of which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN & HARTSON LLP

Board of Directors,
National Rural Utilities
     Cooperative Finance Corporation
June 30, 2008

Schedule 1
1.	Executed copy of the Registration Statement (including the prospectus, as supplemented from time to time).

2.	Executed copy of the Indenture dated as of October 25, 2007, (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

3.	The Articles of Incorporation of the Company, as amended, as certified by the Superintendent of Corporations of the District of Columbia on June 24, 2008 and as certified by the Assistant Secretary-Treasurer of the Company on the date hereof as being complete, accurate and in effect.

4.	The by-laws of the Company, as certified by the Assistant Secretary-Treasurer of the Company on the date hereof as being complete, accurate and in effect.

5.	Certain resolutions of the Board of Directors of the Company adopted at meetings held on July 18, 2006, July 24, 2007, October 24, 2007 and May 22, 2008, each as certified by the Assistant Secretary-Treasurer of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Agreement, the Registration Statement, the Prospectus and arrangements in connection therewith (the “Resolutions”).

6.	A certificate of the Secretary of the Company, dated as of the date hereof.